Exhibit 99

                        Southcoast Financial Corporation
                                  News Release
                              Southcoast Announces
                                 Record Earnings

Mt. Pleasant, S.C., January 15, 2004 / PRNewswire / - Southcoast Financial Corporation (NASDAQ: SOCB), announced unaudited pre-tax income of $2,663,000 and unaudited net income of $1,704,000 or $1.01 per basic share, for the year ended December 31, 2003. This compares to pre-tax income of $1,880,000 and net income of $1,147,000 or $0.75 per basic share for the same period ending December 31, 2002. Chairman and Chief Executive Officer, L. Wayne Pearson said, "Southcoast Financial Corporation has continued to expand at record levels. We are very pleased with the performance of the Corporation during this year. Our focus is to continue the enhancement of shareholder value, and bring to our customers the highest level of customer service. Our continued increase in revenues and assets is attributed to the growth and expansion of our franchise in the greater Charleston area market."

Total assets as of December 31, 2003 were $252.9 million compared to $181.2 million as of December 31, 2002, an increase of 39.6%. Deposits increased to $
166.2 million, up 25.2% from $132.7 million as of December 31, 2002. Loans during the same period grew 39.6% to $202.5 million. The allowance for loan losses as a percentage of loans was 1.18% as of December 31. 2003. The growth in the Company is attributable to the maturity of the branch network and the professional efforts of the bank's sales staff.

The Corporation currently has five branches and will be opening its sixth branch in Summerville in February 2004 and its seventh branch in Goose Creek during the second quarter. Expectations are that two other branch applications will be filed with the regulators some time during 2004, one for 8420 Dorchester Road, North Charleston and the other on Highway 17, Mount Pleasant. "We expect to continue our branch expansion program over the next couple of years", Pearson noted.

During the 4th quarter of 2003, the Company completed a stock offering of 1,104,000 shares, increasing capital by $18,700,000. The proceeds from this offering will be used for general corporate purposes, which will include increasing Southcoast Community Bank's equity capital to facilitate its future growth and expansion.

For the quarter ended December 31, 2003, the corporation had unaudited pre-tax income of $846,000, and net income of $542,000, or $.25 per basic share. This compares to pre-tax income of $536,000 and net income of $329,000, or $.22 per basic share for the quarter ended December 31, 2002. The earnings per share amounts reflect the increased average number of shares, resulting from the 1,104,000 shares issued in November 2003. The average shares for the fourth quarter of 2003 were 2,156,632 compared to 1,526,580. The continued increase in earning assets and the additional revenue generated from loans sold and deposit fees, more than offset the increased operating expenses associated with the expansion of the branch network.

Southcoast Financial Corporation headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina. Trading in Southcoast Financial Corporation's common stock is reported on NASDAQ under the symbol SOCB. Information about the corporation is available on our web site, www.southcoastbank.com.

This press release  contains  forward-looking  statements  about branch openings
within  the  meaning  of  the   Securities   Litigation   Reform  Act  of  1995.
Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward looking-statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

SOURCE   Southcoast Financial Corporation
/ Contact Robert M. Scott, Executive Vice President and
   Chief Financial Officer, (843) 884-0504

                        Southcoast Financial Corporation
                       Consolidated Statement of Condition
                 ( Dollars in thousands, except per share data)

                                                   December 31        December 31      December 31      December 31      December 31
                                                        2003             2002             2001             2000              1999
                                                        ----             ----             ----             ----              ----
                                                    (Unaudited)       (Audited)         (Audited)       (Audited)          (Audited)
Assets
Cash and due from banks .....................        $  5,550         $  5,490         $  6,627         $  3,943          $  1,787
Federal Funds sold ..........................          12,031           14,583              560            1,350             1,310
Investments .................................          22,143            7,263            8,283            4,978             3,466
Loans:
 Commercial .................................         110,873           78,693           45,409           27,939             7,925
 Mortgage and Construction ..................          82,128           57,060           50,780           44,365            33,971
 Consumer ...................................           9,534            9,315            4,888            3,071             2,092
                                                     --------         --------         --------         --------          --------
  Total loans ...............................         202,535          145,068          101,077           75,375            43,988
Less: Allowance for loan losses .............           2,376            1,656            1,215              941               835
                                                     --------         --------         --------         --------          --------
Net loans ...................................         200,159          143,412           99,862           74,434            43,153
Fixed assets ................................           9,805            8,054            7,749            6,170             4,513
Other assets ................................           3,184            2,341            1,228            1,253             1,019
                                                     --------         --------         --------         --------          --------
    Total Assets ............................        $252,872         $181,143         $124,309         $ 92,128          $ 55,248
                                                     ========         ========         ========         ========          ========
Liabilities & Shareholders' Equity
Deposits:
 Non interest bearing .......................        $ 19,647         $ 17,432         $ 12,667         $  9,241          $  5,667
 Interest bearing ...........................         146,566          115,223           69,189           56,931            32,578
                                                     --------         --------         --------         --------          --------
  Total deposits ............................         166,213          132,655           81,856           66,172            38,245
Other borrowings ............................          41,100           23,500           30,400           16,225             6,900
Other liabilities ...........................           1,149            1,281              504              579               383
                                                     --------         --------         --------         --------          --------
   Total liabilities ........................         208,462          157,436          112,760           82,976            45,528
Trust Preferred Securities ..................          11,000           11,000                -                -                 -

Shareholders' Equity
 Common Stock ...............................          30,304           11,379           11,340            9,669            10,520
 Retained Earnings (deficit) ................           3,106            1,328              209             (517)             (800)
                                                     --------         --------         --------         --------          --------
   Total shareholders' equity ...............          33,410           12,707           11,549            9,152             9,720
                                                     --------         --------         --------         --------          --------
   Total Liabilities and
     Skareholders' equity ...................        $252,872         $181,143         $124,309         $ 92,128          $ 55,248
                                                     ========         ========         ========         ========          ========

Book Value ..................................        $  12.46         $   8.32         $   7.59         $   6.84          $   6.37
Reserve to Loans Ratio ......................            1.18%            1.15%            1.20%            1.25%             1.90%

                           Key Performance Indicators
                         For the Year Ended December 31,
                  (Dollars in Thousands, except per share data)


                                                        2003             2002            2001              2000            1999
                                                        ----             ----            ----              ----            ----

Total assets .................................     $   252,872      $   181,143      $   124,308      $    92,105      $    55,248

Total loans ..................................     $   202,535      $   145,068      $   101,077      $    75,375      $    43,988
Total deposits ...............................     $   166,213      $   132,655      $    81,856      $    66,172      $    38,245

# of loan accounts ...........................           1,795            1,590            1,300            1,066              611
# deposit accounts ...........................           6,019            5,309            3,675            2,943            1,732

Total accounts ...............................           7,814            6,899            4,975            4,009            2,343

Net interest income ..........................     $     7,858      $     5,459      $     4,236      $     2,977      $     1,889
Loan loss reserve ............................     $     2,377      $     1,656      $     1,215      $       941      $       835
Non-performing assets to assets ..............            0.04%            0.06%            0.66%            0.18%            0.00%
Net interest margin ..........................            3.89%            4.02%            4.21%            4.47%            5.49%
Net Income ...................................     $     1,704      $     1,147      $       646      $       210      ($      263)

Earnings per share - basic ...................     $      1.01      $      0.75      $      0.48      $      0.17      ($     0.21)
Earnings per share - diluted .................     $      0.99      $      0.72      $      0.47      $      0.17      ($     0.21)

Equity .......................................     $    33,410      $    12,707      $    11,549      $     9,152      $     9,720
Book value ...................................     $     12.46      $      8.32      $      7.59      $      6.84      $      6.37

# offices open ...............................               5                5                4                3                2
# offices under construction .................               2                0                1                1                1
# offices under purchase / contract ..........               2                2                1

Full time equivalent personnel ...............              69               60               50               37               27

Average shares - basic .......................       1,687,752        1,525,091        1,339,600        1,217,697        1,268,066

Average shares - diluted .....................       1,727,848        1,586,423        1,382,176        1,236,759        1,268,066